Filed Pursuant to Rule 424(b)(5)
Registration No. 333-132911
333-132911-01

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 6, 2006)

40,000,000 Trust Preferred Securities

Merrill Lynch Capital Trust I

fully and unconditionally guaranteed

to the extent set forth herein by

Merrill Lynch & Co., Inc.

The Trust Preferred Securities, each with a $25 liquidation amount, are referred to in this prospectus supplement as the “capital securities.” Each capital security represents an undivided beneficial interest in the assets of Merrill Lynch Capital Trust I, or the “trust,” which is a Delaware statutory trust. Merrill Lynch & Co., Inc. will own all of the common securities of the trust.

The only assets of the trust will be Income Capital Obligation NotesSM initially due December 15, 2066, issued by Merrill Lynch & Co., Inc., which we refer to in this prospectus supplement as the “ICONs,” and related proceeds. The trust will pay distributions on the capital securities only from the proceeds, if any, of interest payments on the ICONs. The ICONs are junior subordinated debt instruments and will bear interest from the date they are issued at the annual rate of 6.45% of their principal amount, payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning March 15, 2007. If we elect to extend the maturity date of the ICONs as described in this prospectus supplement, from and including December 15, 2066 the ICONs will bear interest at the Three-Month LIBOR Rate plus 132.7 basis points (1.327%) payable on March 15, June 15, September 15, and December 15 of each year, beginning March 15, 2067.

We may elect to defer interest payments on the ICONs as described in this prospectus supplement for up to ten consecutive years. If we do not pay interest on the ICONs, the trust will not make the corresponding distributions on the capital securities. We will guarantee payment of distributions on the capital securities only to the extent we make corresponding payments to the trust on the ICONs.

The ICONs will mature on December 15, 2066 unless we elect to extend the maturity date of the ICONs on either or both of the two dates specified in this prospectus supplement. Each such election would extend the maturity date of the ICONs an additional 10 years. If we make this election on both of these dates, the ICONs will mature on December 15, 2086 and if we make this election on only one of these dates, the ICONs will mature on December 15, 2076. We may redeem the ICONs on or after December 15, 2011 and prior to that date upon the occurrence of the events specified in this prospectus supplement at 100% of their principal amount plus accrued and unpaid interest. In addition, we may redeem the ICONs prior to December 15, 2011 even if none of those specified events occur at the redemption price described in this prospectus supplement. To the extent we redeem the ICONs, the trust must redeem a corresponding amount of the capital securities and common securities.

Investing in the capital securities involves risks. See “ Risk Factors” beginning on page S-9.

The capital securities and the ICONs are not deposits or other obligations of a bank. They are not insured by the FDIC or any other government agency. We will apply to list the capital securities on the New York Stock Exchange under the symbol “MER PrK.” Trading of the capital securities on the New York Stock Exchange is expected to commence within 30 days of the date of the initial delivery of the capital securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Capital Security	Total
Public offering price(1)	$25.00	$1,000,000,000
Underwriting commission to be paid by Merrill Lynch & Co., Inc.(2)	$.7875	$31,500,000
Proceeds, before expenses, to Merrill Lynch Capital Trust I	$24.2125	$968,500,000
(1)	Any accrued distributions on the capital securities from December 14, 2006 should be added to the public offering price if settlement occurs after such date.
(2)	We will pay the underwriters a commission of $.50 per capital security for sales to certain institutions. As a result of such sales, the total underwriting commission will decrease, and the total proceeds to us will increase, by $710,700.

We have granted the underwriters a right to request from us the opportunity to purchase up to 6,000,000 additional capital securities at the public offering price less the underwriting commission of $.7875 per capital security, within 30 days from the date of this prospectus supplement, to cover overallotments, if any.

The underwriters will deliver the capital securities in book-entry form only through The Depository Trust Company on or about December 14, 2006.

Merrill Lynch & Co.

Sole Structuring Advisor and Sole Bookrunner

Citigroup	Morgan Stanley	UBS Investment Bank	Wachovia Securities
Barclays Capital	Countrywide	Deutsche Bank Securities	Fifth Third Securities, Inc.
HSBC	ING Financial Markets	Jefferies & Co.	KeyBanc Capital Markets
Mellon Financial Markets, LLC	Morgan Keegan & Company, Inc.	National City Capital Markets	RBS Greenwich Capital
Santander Investment	SunTrust Robinson Humphrey	U.S. Bancorp Investments, Inc.	Wells Fargo Securities
Zions Direct, Inc.

The date of this prospectus supplement is December 7, 2006.

SM	Income Capital Obligation Notes is a service mark of Merrill Lynch & Co., Inc.

Prospectus Supplement

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc.

References in this prospectus supplement to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

i

SUMMARY

The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the capital securities and the related guarantee and the ICONs, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the capital securities. You should also pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the capital securities is appropriate for you.

Merrill Lynch & Co., Inc.

Merrill Lynch & Co., Inc., is a Delaware corporation that, through its subsidiaries and affiliates, offers capital markets services, investment banking and advisory services, wealth management, asset management, insurance, banking and related products and services on a global basis.

Merrill Lynch Capital Trust I

Merrill Lynch Capital Trust I is a statutory trust organized under Delaware law by the trustees and us. Merrill Lynch Capital Trust I was established solely for the following purposes:

•	to issue the capital securities, representing undivided beneficial ownership interests in Merrill Lynch Capital Trust I’s assets, to the public;

•	to use proceeds from the sale of capital securities to buy our Income Capital Obligation NotesSM (“ICONs”) initially due 2066;

•	to issue the common securities, representing undivided beneficial ownership interests in Merrill Lynch Capital Trust I’s assets, to us in a total liquidation amount of $1,000,000 and to use the proceeds from the sale of the common securities to purchase additional ICONs from us;

•	to maintain Merrill Lynch Capital Trust I’s status as a grantor trust for United States federal income tax purposes; and

•	to engage in other activities that are directly related to the activities described above, such as registering the transfer of the capital securities.

Because Merrill Lynch Capital Trust I was established only for the purposes listed above, the ICONs will be Merrill Lynch Capital Trust I’s sole assets. Payments on the ICONs will be Merrill Lynch Capital Trust I’s sole source of income. Merrill Lynch Capital Trust I will issue only one series of capital securities.

SM	Income Capital Obligation Notes is a service mark of Merrill Lynch & Co., Inc.

The Offering

Title	Merrill Lynch Capital Trust I Trust Preferred Securities.

Securities Offered

40,000,000 capital securities in denominations of $25 each with an aggregate liquidation amount of $1,000,000,000. Each capital security will represent an undivided beneficial ownership interest in the assets of the trust. Each capital security will entitle its holder to receive quarterly cash distributions as described below.

Merrill Lynch Capital Trust I

The issuer of the capital securities is Merrill Lynch Capital Trust I, a Delaware statutory trust. We created it for the sole purpose of issuing the capital securities to the public, using the proceeds of the sale to buy our Income Capital Obligation NotesSM (“ICONs”) initially due 2066, issuing common securities in a total liquidation amount of $1,000,000 to us and using the proceeds from the sale to buy an additional amount of ICONs, and engaging in the other transactions described below. The ICONs are junior subordinated debt instruments of ML&Co.

Merrill Lynch Capital Trust I has five trustees. The three administrative trustees are employees of Merrill Lynch & Co., Inc. The Bank of New York will act as the property trustee of the trust and The Bank of New York (Delaware) will act as Delaware trustee of the trust.

The trust will acquire the ICONs that we sell to it in exchange for the proceeds from the issuance of the common securities to us. We will retain the common securities that we receive from the trust. The trust will make payments on the capital securities at the same rate and at the same times as we pay interest on the ICONs. The trust will use the payments it receives on the ICONs to make the corresponding payments on the capital securities. We will guarantee payments made on the capital securities to the extent described below. Both the ICONs and the guarantee will be subordinated obligations of ours to the extent described under “Certain Terms of the ICONs—Ranking of the ICONs”.

Distributions

If you purchase the capital securities, as an undivided beneficial owner of the ICONs, you will be entitled to receive cumulative cash distributions that correspond to the interest payments paid on the ICONs. Interest on the ICONs will accrue, and as a result distributions on the capital securities will accumulate

•	from the initial issuance to but excluding the initial scheduled maturity date of December 15, 2066, at an annual rate of 6.45% payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning March 15, 2007, and

•	if we elect to extend the maturity date of the ICONs as described below under “—Extension of Maturity,” from December 15, 2066 to but excluding the date on which the ICONs mature, at the Three-Month LIBOR Rate plus 132.7 basis points (1.327%) payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning March 15, 2067, unless such interest payments are deferred as described below.

Distribution Deferral

We can, on one or more occasions, defer the quarterly interest payments on the ICONs for one or more periods (each, an “Optional Deferral Period”) of up to 40 consecutive quarters, or 10 years. A deferral of interest payments cannot extend, however, beyond the maturity date of the ICONs, nor can we begin a new Optional Deferral Period until we have paid all accrued interest on the ICONs.

If we defer interest payments on the ICONs, the trust also will defer distributions on the capital securities. Any deferred interest on the ICONs will accrue additional interest at the annual rate then applicable to the ICONs, compounded quarterly, to the extent permitted by applicable law. Once we pay all deferred interest payments on the ICONs, including all accrued interest, we can again defer interest payments on the ICONs as described above, but not beyond the maturity date of the ICONs. We may pay the accrued and unpaid interest at any time during an Optional Deferral Period.

We will provide to the trust written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, and any such notice will be forwarded promptly by the trust to each holder of record of capital securities.

Dividend Stopper

During any deferral period or any other period in which we have failed to pay all accrued and payable interest on the ICONs, we will not and our subsidiaries will not do any of the following, with certain limited exceptions:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other ICONs) that rank equally with or junior in interest to the ICONs other than pro rata payments of accrued and unpaid amounts on the ICONs and any other of our debt securities (including other ICONs or other junior subordinated debt) that rank equally with the ICONs; or

•	make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of ICONs) if the guarantee ranks equally with or junior in interest to the guarantee other than pro rata payments of accrued and unpaid amounts on the guarantee and any other of our guarantees of debt securities of our subsidiaries that rank equally with the guarantee.

Redemption

The trust will redeem all of the outstanding capital securities when the ICONs are repaid at maturity. The ICONs are scheduled to mature on December 15, 2066, subject to our ability to extend the maturity date of the ICONs as described below. In addition, if we redeem any ICONs before their maturity, the trust will use the cash it receives on the redemption of the ICONs to redeem, on a proportionate basis, the capital securities and the common securities.

Subject to obtaining any then required regulatory approval, we can redeem the ICONs before their maturity:

•	at 100% of their principal amount plus accrued and unpaid interest

•	in whole or in part on one or more occasions any time on or after December 15, 2011,

•	in whole at any time if certain changes occur in tax or investment company laws and regulations, or

•	in whole or in part on one or more occasions at any time upon our determination that there is a more than an insubstantial risk of an adverse change in the policies or rules and regulations relating to capital treatment of the Securities and Exchange Commission (the “SEC”) or of any other applicable regulatory body or governmental authority; and

•	if other than in connection with a redemption described in the three preceding sub-bullets, at 100% of their principal amount plus accrued and unpaid interest plus any applicable “make-whole premium” in whole or in part on one or more occasions at any time before December 15, 2011.

These terms and circumstances are more fully described below under the caption “Certain Terms of the ICONs—Redemption” in this prospectus supplement. If we redeem the ICONs or purchase capital securities on or before December 15, 2016, we intend to do so only to the extent that during the 180 days prior to the date of that redemption or purchase we have received proceeds from the sale to third party purchasers, other than a subsidiary of ML&Co., of securities that are as or more equity-like than the ICONs at the time of such redemption (“qualifying replacement securities”). However, if we make the first or both elections to extend the maturity date of the ICONs, as described below, we will do so with the intention that if we redeem the ICONs or purchase capital securities within 10 years of any such election, we will do so only to the extent that during the 180 days prior to the date of such redemption, we have received proceeds from the sale of qualifying replacement securities.

Extension of Maturity

On each of December 15, 2016 and on December 15, 2026 (each, an “election date”), we may, at our sole option, elect to extend the maturity date of the ICONs for an additional ten years. If we make this election on both of the election dates, the ICONs will mature on

December 15, 2086 and if we make this election on only one of those dates the ICONs will mature on December 15, 2076. We will provide irrevocable notice of any such election not less than 30 days, nor more than 60 days, prior to the applicable election date. We may make this election to extend the maturity date of the ICONs only if the following conditions are met at the time we provide irrevocable notice of any such election:

•	our senior unsecured indebtedness is rated at least Baa1 by Moody’s Investors Service, Inc. (“Moody’s”) or BBB+ by either of Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc. (“S&P”) or Fitch Ratings (“Fitch”) or, if any of Moody’s, S&P and Fitch (or their respective successors) is no longer in existence, the equivalent rating by any other nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Securities Exchange Act of 1934 (the “Exchange Act”);

•	we are not deferring the payment of interest on the ICONs pursuant to an Optional Deferral Period and the trust is not in default in respect of any of its payment obligations with respect to the capital securities; and

•	we are not in default in respect of any of our outstanding indebtedness for money borrowed having an aggregate principal or face amount in excess of $100 million.

Liquidation Preference

Upon any dissolution, winding-up or liquidation of Merrill Lynch Capital Trust I involving the liquidation of the ICONs, the holders of the capital securities will be entitled to receive, out of assets held by the trust, subject to the rights of any creditors of the trust, the liquidation distribution in cash.

The Guarantee

We will fully and unconditionally guarantee the payment of all amounts due on the capital securities to the extent the trust has funds available for payment of such distributions. The guarantee will be subordinated to all our other current and future liabilities to the extent described under “Ranking of the ICONs and Guarantee” below.

We also are obligated to pay most of the expenses and obligations of the trust (other than the trust’s obligations to make payments on the capital securities and common securities, which are covered only by the guarantee).

The guarantee does not cover payments when the trust does not have sufficient funds to make payments on the capital securities. In other words, if we do not make a payment on the ICONs, the trust will not have sufficient funds to make payments on the capital securities, and the guarantee will not obligate us to make those payments on the trust’s behalf.

Ranking of the ICONs and Guarantee

Our payment obligations under the ICONs will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our current and future Senior Indebtedness (as defined under “Certain Terms of the ICONs—Ranking of the ICONs”). At September 29, 2006, our Senior Indebtedness, on an unconsolidated basis, to which the ICONs would rank subordinate exceeded $157 billion.

Our payment obligations under the guarantee will be subordinate and junior in right of payment to all of our other current and future liabilities and will rank equally with the most senior preferred stock, if any, issued from time to time by us and with similar guarantees issued by us with respect to finance subsidiaries similar to the trust. At September 29, 2006, our indebtedness and other liabilities, on an unconsolidated basis, to which the guarantee would rank subordinate exceeded $157 billion.

Because we are a holding company, our right and the rights of our creditors, including the holders of the ICONs, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize our claims as a creditor of our subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to us, are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies. At September 29, 2006, our subsidiaries had outstanding indebtedness and other obligations that exceeded $14 billion.

The capital securities, the ICONs and the guarantee do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in priority of payment to the ICONs and the guarantee.

Trust Enforcement Events

An event of default under the indenture constitutes an event of default under the amended and restated trust agreement. We refer to such an event as a “Trust Enforcement Event”. For more information on events of default under the indenture, see “Certain Terms of the ICONs—Events of Default and Acceleration” in this prospectus supplement. Upon the occurrence and continuance of a Trust Enforcement Event, the property trustee, as the sole holder of the ICONs, will have the right under the indenture to declare the principal amount of the ICONs due and payable. See “Certain Terms of the ICONs—Events of Default and Acceleration”. The amended and restated trust agreement does not provide for any other events of default.

If the property trustee fails to enforce its rights under the ICONs (whether or not a Trust Enforcement Event has occurred), any holder of capital securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the ICONs and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a Trust Enforcement Event has occurred due to our failure to pay interest in full on the ICONs for a period of 30 days after the conclusion of a ten-year period following the commencement of any Optional Deferral Period, then the registered holder of capital securities may institute a direct action on or after the due date directly against us for enforcement of payment to that holder of the principal of or interest on the ICONs having a principal amount equal to the total liquidation amount of that holder’s capital securities. See “Certain Terms of the ICONs—Events of Default and Acceleration”. In connection with such a direct action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the ICONs.

Pursuant to the amended and restated trust agreement, the holder of the common securities will be deemed to have waived any Trust Enforcement Event regarding the common securities until all Trust Enforcement Events regarding the capital securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events regarding the capital securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and only the holders of the capital securities will have the right to direct the enforcement actions of the property trustee.

Voting Rights

Holders of capital securities will have only limited voting rights. In particular, holders of capital securities may not elect or remove any trustee, except after a Trust Enforcement Event. If a Trust Enforcement Event occurs, a majority in liquidation amount of the holders of the capital securities would be entitled to remove or appoint the property trustee and the Delaware trustee.

Dissolution of the Trust and Distribution of the ICONs	We can dissolve Merrill Lynch Capital Trust I at any time.

If we dissolve the trust, or if the trust dissolves because of certain other specified events (such as our bankruptcy), the trust will distribute the ICONs to holders of the capital securities and the common securities on a proportionate basis.

Use of Proceeds

The net proceeds from the offering of the capital securities are estimated to be $968,710,700, or $1,113,985,700 if the underwriters exercise their over-allotment option in full. Merrill Lynch Capital Trust I will use the proceeds of the sale of the capital securities to purchase the ICONs. We intend to use all of the proceeds from the sale of the ICONs for general corporate purposes.

Listing	We will apply to list the capital securities on the New York Stock Exchange. Trading is expected to commence within 30 days after the capital securities are first issued. You should be aware that the listing of the capital securities will not necessarily ensure that an active trading market will be available for the capital securities or that you will be able to sell your capital securities at the price you originally paid for them.

If Merrill Lynch Capital Trust I distributes the ICONs, we will use our best efforts to list them on the New York Stock Exchange or wherever the capital securities are then listed.

Form of the Capital Securities

The capital securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York. This means that you will not receive a certificate for your capital securities and the capital securities will not be registered in your name. For more details, see the information under the caption “Certain Terms of the Capital Securities—Global Securities; Book-Entry Issue.”

U.S. Federal Income Tax Consequences

In connection with the issuance of the capital securities, Sidley Austin LLP will render its opinions to us and the trust that, for United States federal income tax purposes, (i) the trust will be classified as a grantor trust and not an association taxable as a corporation and (ii) the ICONs will be classified as indebtedness (although there is no clear authority on point). These opinions are subject to certain customary conditions. See “Certain United States Federal Income Tax Consequences”.

Each purchaser of capital securities or a beneficial interest therein agrees to treat the trust as a grantor trust and itself as the owner of an undivided beneficial interest in the ICONs, and to treat the ICONs as indebtedness for all United States federal, state and local tax purposes. We intend to treat the trust and the ICONs in the same manner.

A holder of the capital securities thus will include its proportionate share of income and deductions on the ICONs for United States federal tax purposes. If we elect to defer interest on the ICONs, the holders of the capital securities will be required to accrue income for United States federal income tax purposes in an amount of the accumulated distributions on the ICONs, in the form of original issue discount, even though cash distributions are deferred and even though they may be cash basis taxpayers.

Risk Factors

See “Risk Factors” and the other information in this prospectus supplement, the accompanying prospectus and our reports incorporated by reference therein for a discussion of factors you should carefully consider before deciding to invest in the capital securities.

RISK FACTORS

Before purchasing any capital securities, you should read carefully this prospectus supplement and the accompanying prospectus, carefully consider the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2005 and pay special attention to the following risk factors.

Because Merrill Lynch Capital Trust I will rely on the payments it receives on the ICONs to fund all payments on the capital securities, and because Merrill Lynch Capital Trust I may distribute the ICONs in exchange for the capital securities, you are making an investment decision regarding the ICONs as well as the capital securities. You should carefully review the information in this prospectus supplement and the accompanying prospectus about the capital securities, the guarantee and the ICONs.

You May Not Receive Distributions on the Capital Securities for a Total of Up to Ten Years.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the ICONs for a period of up to 40 consecutive interest periods, or ten years, as described in this prospectus supplement under “Certain Terms of the ICONs—Option to Defer Interest Payments”. If we fail to pay interest on the ICONs, the trust will make no distributions on the capital securities.

We do not intend to defer interest payments on the ICONs. However, if we do so in the future, the capital securities may trade at a price that does not reflect fully the value of the accrued and unpaid distributions. Even if we do not do so, our right to defer interest payments on the ICONs could mean that the market price for the capital securities may be more volatile than that of other securities without interest deferral rights.

You Will Have Limited Remedies for Breach of Obligations Under the Indenture.

Although various events may constitute a breach of our obligations under the indenture, most such events will not constitute an event of default or give rise to a right of acceleration of principal and interest on the ICONs. Such event of default or acceleration of principal and interest will occur only upon our failure to pay in full all interest accrued within 30 days of the conclusion of an Optional Deferral Period of ten consecutive years or as a result of certain specified events of bankruptcy, insolvency, or reorganization. See “Certain Terms of the ICONs— Events of Default and Acceleration”.

Our Obligations Under the ICONs and the Guarantee Are Subordinate to Our Senior Indebtedness and, in the Case of the Guarantee, Our Other Liabilities.

Our obligations under the ICONs and the guarantee will be junior in right of payment and upon liquidation to all of our existing and future Senior Indebtedness (as defined under “Certain Terms of the ICONs—Ranking of the ICONs”) and, in the case of the guarantee, all of our other liabilities, with certain limited exceptions. Accordingly, we will not be permitted to make any payments on the ICONs or the guarantee if we are in default on this Senior Indebtedness or, in the case of the guarantee, these other liabilities. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off this Senior Indebtedness and, in the case of the guarantee, these other liabilities, in full before any payments may be made on the ICONs or the guarantee.

At September 29, 2006, our Senior Indebtedness, on an unconsolidated basis, exceeded $157 billion, all of which will rank senior in right of payment and upon liquidation to the ICONs and the guarantee. None of the indenture pursuant to which the ICONs will be issued, the guarantee, the certificate of trust which created Merrill Lynch Capital Trust I or the amended and restated trust agreement limit our ability to incur additional indebtedness, including Senior Indebtedness.

Because we are a holding company, our right and the rights of our creditors, including the holders of the ICONs, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize our claims as a creditor of our subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to us, are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies. At September 29, 2006, our subsidiaries had outstanding indebtedness and other obligations that exceeded $14 billion.

The capital securities, the ICONs and the guarantee do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in priority of payment to the ICONs and the guarantee. For more information, see below under the captions “Certain Terms of the ICONs—Ranking of the ICONs” “Certain Terms of the Guarantee—Status of Guarantees” in this prospectus supplement.

If We Do Not Make Payments on the ICONs, Merrill Lynch Capital Trust I Will Not Be Able to Pay Distributions and Other Payments on the Capital Securities and the Guarantee Will Not Apply.

Merrill Lynch Capital Trust I’s ability to make timely distribution and redemption payments on the capital securities is completely dependent upon our making timely payments on the ICONs. If we default on the ICONs, Merrill Lynch Capital Trust I will lack funds for the payments on the capital securities. If this happens, holders of capital securities will not be able to rely upon the guarantee for payment of such amounts because the guarantee only guarantees that we will make distribution and redemption payments on the capital securities if Merrill Lynch Capital Trust I has the funds to do so itself but does not. Instead, you or the property trustee may proceed directly against us for payment of any amounts due on the ICONs.

For more information, see below under the caption “Certain Terms of the Capital Securities—Trust Enforcement Events” in this prospectus supplement.

You May Have to Include Interest in Your Taxable Income Before You Receive Cash.

If we defer interest payments on the ICONs, you will be required to accrue interest income for United States federal income tax purposes in respect of your proportionate share of the accrued and unpaid interest on the ICONs held by Merrill Lynch Capital Trust I, even if you normally report income when received. As a result, you will be required to include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving any cash distribution. If you sell your capital securities prior to the record date for the first distribution after a deferral period, you would never receive the cash from us related to the accrued interest that you reported for tax purposes. You should consult with your own tax advisor regarding the tax consequences of an investment in the capital securities.

For more information regarding the tax consequences of purchasing the capital securities, see below under the captions “Certain United States Federal Income Tax Consequences—United States Holders—Interest Income and Original Issue Discount,” “—Receipt of ICONs or Cash Upon Liquidation of the Trust” and “—Sales of Capital Securities” in this prospectus supplement.

The Capital Securities May Be Redeemed Prior to Maturity; You May Be Taxed on the Proceeds and You May Not Be Able to Reinvest the Proceeds at the Same or a Higher Rate of Return.

Subject to obtaining any then required regulatory approval, the ICONs (and therefore the capital securities) may be redeemed in whole or in part on one or more occasions at any time on or after December 15, 2011, in whole at any time upon the occurrence of certain special events relating to changes in tax or investment company laws or regulations or in whole or in part upon the occurrence of adverse changes in the policies or rules and regulations relating to capital treatment of the SEC or any other applicable regulatory body or governmental authority. Upon any such redemption, the redemption price for the ICONs would be equal to 100% of the principal amount plus accrued and unpaid interest. In addition, subject to obtaining any then required regulatory approval, the ICONs may be redeemed in whole or in part on one or more occasions at any time prior to December 15, 2011 at 100% of their principal amount plus accrued and unpaid interest plus any applicable make-whole premium. These circumstances are more fully described under “Certain Terms of the ICONs— Redemption.” If such a redemption happens, Merrill Lynch Capital Trust I must use the redemption price it receives to redeem, on a proportionate basis, capital securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the ICONs redeemed.

The redemption of the capital securities would be a taxable event to you for United States federal income tax purposes.

In addition, you may not be able to reinvest the money that you receive in the redemption at a rate that is equal to or higher than the rate of return on the capital securities.

An Active Trading Market for the Capital Securities May Not Develop.

We will apply to list the capital securities on the New York Stock Exchange. Trading is expected to commence within 30 days after the capital securities are first issued. You should be aware that the listing of the capital securities will not necessarily ensure that an active trading market will be available for the capital securities or that you will be able to sell your capital securities at the price you originally paid for them.

The Market Price of the Capital Securities May Be Influenced by Unpredictable Factors

Several factors could influence the trading price of the capital securities, including:

•	expectations regarding interest rate trends;

•	the expected interest rate and yields for securities issued by companies having credit ratings similar to our own;

•	the supply and demand for securities similar to the capital securities;

•	the economic, financial, political and regulatory environment that affects us and the financial markets generally;

•	the time remaining to the redemption of the capital securities upon maturity of the ICONs; and

•	ML&Co.’s actual and perceived creditworthiness.

Some or all of these factors may influence the price that you will receive if you sell your capital securities prior to the maturity date.

There is No Authority Addressing the Classification of the ICONs for United States Federal Income Tax Purposes, and a Recharacterization of the ICONs Could Have Adverse Tax Consequences.

The ICONs are novel financial instruments. There is no clear authority addressing their United States federal income tax treatment, and we have not sought any rulings concerning their tax treatment. Our tax counsel has provided to us and to the trust its opinion that the ICONs will be treated as indebtedness for United States federal income tax purposes. However, that opinion states that there is no clear authority on point, and the opinion is not binding on the Internal Revenue Service. As a result, no assurance can be given that the Internal Revenue Service will not successfully challenge the treatment of the ICONs as indebtedness for United States federal income tax purposes. If, contrary to the opinion of our tax counsel, the ICONs were recharacterized as equity, payments of interest would be characterized as dividends for tax purposes and would not be deductible by us. As a result, interest paid to non-United States Holders would generally be subject to United States withholding tax, and non-United States holders would receive a reduced amount of cash payments. See “Certain United States Federal Income Tax Consequences—Non-United States Holders”.

We Generally Will Control Merrill Lynch Capital Trust I Because Your Voting Rights Are Very Limited.

You will only have limited voting rights. In particular, you may not elect and remove any trustees, except when there is a default under the ICONs. If such a default occurs, a majority in liquidation amount of the holders of the capital securities would be entitled to remove or appoint the property trustee and the Delaware trustee.

For more information, see below under the caption “Merrill Lynch Capital Trust I” in this prospectus supplement.

MERRILL LYNCH & CO., INC.

Merrill Lynch & Co., Inc., is a Delaware corporation that, through its subsidiaries and affiliates, offers capital markets services, investment banking and advisory services, wealth management, asset management, insurance, banking and related products and services on a global basis. The services we and our principal subsidiaries provide include:

•	securities brokerage, trading and underwriting;

•	investment banking, strategic services (including mergers and acquisitions), and other corporate finance advisory activities;

•	wealth management products and services, including financial, retirement and generational planning;

•	asset management and investment advisory services and related record keeping services;

•	origination, brokerage, dealer and related activities in swaps, options, forwards, exchange-traded futures, other derivatives, commodities and foreign exchange products;

•	securities clearance, settlement financing services and prime brokerage;

•	private equity and other principal investment activities;

•	proprietary trading of securities, derivatives and loans;

•	banking, trust and lending services, including deposit taking, consumer and commercial lending including mortgage loans and related services;

•	insurance and annuities sales; and

•	research across the following disciplines: global equity strategy and economics, global fixed income and equity-linked research, global fundamental equity research and global wealth management strategy.

Our principal executive office is located at 4 World Financial Center, New York, New York 10080; our telephone number is (212) 449-1000.

MERRILL LYNCH CAPITAL TRUST I

Purpose and Ownership of Merrill Lynch Capital Trust I

Merrill Lynch Capital Trust I is a statutory trust organized under Delaware law by the trustees and us. Merrill Lynch Capital Trust I was established solely for the following purposes:

•	to issue the capital securities, representing undivided beneficial ownership interests in Merrill Lynch Capital Trust I’s assets, to the public;

•	to use proceeds from the sale of capital securities to buy the ICONs;

•	to issue the common securities, representing undivided beneficial ownership interests in Merrill Lynch Capital Trust I’s assets, to us in a total liquidation amount of $1,000,000 and to use the proceeds from the sale of the common securities to purchase additional ICONs from us;

•	to maintain Merrill Lynch Capital Trust I’s status as a grantor trust for United States federal income tax purposes; and

•	to engage in other activities that are directly related to the activities described above, such as registering the transfer of the capital securities.

Because Merrill Lynch Capital Trust I was established only for the purposes listed above, the ICONs will be Merrill Lynch Capital Trust I’s sole assets. Payments on the ICONs will be Merrill Lynch Capital Trust I’s sole source of income. Merrill Lynch Capital Trust I will issue only one series of capital securities.

As issuer of the ICONs, we will pay:

•	all fees, expenses and taxes related to Merrill Lynch Capital Trust I and the offering of the capital securities and common securities; and

•	all ongoing costs, expenses and liabilities of Merrill Lynch Capital Trust I, except obligations to make distributions and other payments on the common securities and the capital securities.

For so long as the capital securities remain outstanding, we will:

•	own, directly or indirectly, all of the common securities;

•	cause Merrill Lynch Capital Trust I to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the certificate of trust by which Merrill Lynch Capital Trust I was created;

•	use our commercially reasonable efforts to ensure that Merrill Lynch Capital Trust I will not be an “investment company” for purposes of the Investment Company Act of 1940; and

•	take no action that would be reasonably likely to cause Merrill Lynch Capital Trust I to be classified as other than a grantor trust for United States federal income tax purposes.

The Trustees

The business and affairs of Merrill Lynch Capital Trust I will be conducted by its five trustees. The three administrative trustees will be individuals who are our employees. The fourth trustee, The Bank of New York, as property trustee, will hold title to the ICONs for the benefit of the holders of the capital securities and will have the power to exercise all the rights and powers of a registered holder of the ICONs. The fifth trustee, The Bank of New York (Delaware), as Delaware trustee, maintains its principal place of business in Delaware and meets the requirements of Delaware law for Delaware statutory trusts. In addition, The Bank of New York, as guarantee trustee, will hold the guarantee for the benefit of the holders of the capital securities.

We have the sole right to appoint, remove and replace the trustees of Merrill Lynch Capital Trust I, unless an event of default occurs with respect to the ICONs. In that case, the holders of a majority in liquidation amount of the capital securities will have the right to remove and appoint the property trustee and the Delaware trustee.

Additional Information

Merrill Lynch Capital Trust I will not be required to file any reports with the SEC after the issuance of the capital securities. As discussed below under the caption “Accounting Treatment” in this prospectus supplement, we will provide certain information concerning Merrill Lynch Capital Trust I and the capital securities in the financial statements included in our own periodic reports to the SEC.

Office of Merrill Lynch Capital Trust I

The executive office of Merrill Lynch Capital Trust I is c/o Merrill Lynch & Co., Inc., 4 World Financial Center, New York, New York 10080 and its telephone number is (212) 449-1000.

USE OF PROCEEDS

The net proceeds from the offering of the capital securities by Merrill Lynch Capital Trust I are estimated to be $968,710,700, or $1,113,985,700 if the underwriters exercise their over-allotment option in full. Merrill Lynch Capital Trust I will use the proceeds of the sale of the capital securities to buy the ICONs. We intend to use all of the proceeds from the sale of the ICONs for general corporate purposes.

ACCOUNTING TREATMENT

Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities,” or FIN 46, as revised in December 2003, provides guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated if the company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. In accordance with FIN 46, we treat our existing trusts formed for the purpose of issuing trust preferred securities, and will treat Merrill Lynch Capital Trust I, as unconsolidated entities and report the aggregate principal amount of the ICONs we issue to the various trusts as liabilities, record the assets related to the cash and common securities received from the trusts in our consolidated balance sheet, and report interest payable on the ICONs as an interest expense in our consolidated statements of operations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 29, 2006	Year Ended Last Friday in December
		2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges:	1.26	1.31	1.51	1.61	1.23	0.99

For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes, excluding undistributed earnings (loss) from equity investees, and fixed charges, excluding amortization of capitalized interest and preferred security dividend requirements. “Fixed charges” consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries and capitalized interest.

For the 2001 fiscal year, earnings were insufficient to cover fixed charges by $235 million.

CERTAIN TERMS OF THE CAPITAL SECURITIES

We have summarized below certain terms of the capital securities. This summary is not a complete description of all of the terms and provisions of the capital securities. For more information, we refer you to the certificate of trust, the form of the amended and restated trust agreement and the form of capital security certificate, which we filed as exhibits to the registration statement of which the accompanying prospectus is a part.

The capital securities represent undivided beneficial ownership interests in the assets of Merrill Lynch Capital Trust I. The only assets of Merrill Lynch Capital Trust I will be the ICONs. The capital securities will rank equally with the common securities except as described below under the caption “—Subordination of Common Securities” in this section.

Distributions

As an owner of an undivided beneficial interest in the ICONs, you will be entitled to receive cumulative cash distributions that correspond to the interest payments paid on the ICONs. From the initial issuance to but excluding the initial scheduled maturity date of December 15, 2066 or any earlier date of redemption for the ICONs, which period we refer to as the “fixed rate period,” interest on the ICONs will accrue, and as a result distributions on the capital securities will accumulate, at an annual rate of 6.45% payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning March 15, 2007. If we elect to extend the maturity date of the ICONs, then from December 15, 2066 to but excluding the date on which the ICONs mature or any earlier date of redemption of the ICONs, which period we refer to as the “floating rate period,” interest on the ICONs will accrue, and as a result distributions on the capital securities will accumulate, at the Three-Month LIBOR Rate plus 132.7 basis points (1.327%) payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning March 15, 2067. The amount of distributions payable in respect of any period during the fixed rate period will be computed on the basis of a 360-day year comprised of twelve 30-day months and in respect of the floating rate period will be computed on the basis of a 360 day year and the actual number of days elapsed in the relevant period.

Interest not paid when due will accrue additional interest at the annual rate then applicable to the ICONs on the amount of unpaid interest, compounded quarterly, to the extent permitted by applicable law. As a result, distributions not paid when due will accumulate additional distributions at the annual rate then applicable to the capital securities on the amount of unpaid distributions, compounded quarterly, to the extent permitted by applicable law. When we refer to any payment of distributions, the term “distributions” includes any such additional accumulated distributions.

During the fixed rate period, if distributions are payable on a date that is not a “business day,” payment will be made on the next business day and without any interest or other payment as a result of such delay. During the floating rate period, if distributions are payable on a date that is not a business day, the payment date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. A “business day” means any day other than a day on which banking institutions in The City of New York are authorized or required by law to close; provided that, during the floating rate period the day is also a London Banking Day. “London Banking Day” means a day on which commercial banks are open for business, including dealings in US dollars, in London.

Merrill Lynch Capital Trust I’s income available for the payment of distributions will be limited to our payments made on the ICONs. As a result, if we do not make interest payments on the ICONs, then Merrill Lynch Capital Trust I will not have funds to make distributions on the capital securities.

Deferral of Distributions

If no event of default that would permit acceleration of the ICONs has occurred and is continuing, we can, on one or more occasions, defer the quarterly interest payments on the ICONs for one or more periods (each, an “Optional Deferral Period”) of up to 40 consecutive quarters, or ten years, without giving rise to an event of default and acceleration under the terms of the ICONs. A deferral of interest payments cannot extend, however, beyond the maturity date of the ICONs. If we defer interest payments on the ICONs, Merrill Lynch Capital Trust I also will defer distributions on the capital securities. During an Optional Deferral Period, interest on the ICONs will accrue and compound quarterly at the annual rate then applicable to the ICONs, to the extent permitted by applicable law, and, as a result, distributions otherwise due to you would continue to accumulate from the date that these distributions were due.

Once we make all deferred interest payments on the ICONs, including all accrued interest, we again can defer interest payments on the ICONs in the same manner as discussed above, but not beyond the maturity date of the ICONs. As a result, there could be multiple periods of varying length during which you would not receive cash distributions from Merrill Lynch Capital Trust I.

We currently do not intend to defer interest payments on the ICONs. If we defer such interest payments, however, we will not and our subsidiaries will not do any of the following, with certain limited exceptions:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other ICONs) that rank equally with or junior in interest to the ICONs other than pro rata payments of accrued and unpaid amounts on the ICONs and any other of our debt securities (including other ICONs or other junior subordinated debt) that rank equally with the ICONs; or

•	make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of ICONs) if the guarantee ranks equally with or junior in interest to the guarantee other than pro rata payments of accrued and unpaid amounts on the guarantee and any other of our guarantees of debt securities of our subsidiaries that rank equally with the guarantee.

The limited exceptions to these limitations are described in greater detail below under the caption “Certain Terms of the ICONs—Option to Defer Interest Payments” in this prospectus supplement.

If we choose to defer payments of interest on the ICONs, then the ICONs would at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means you will be required to include your share of the accrued but unpaid interest on the ICONs in your gross income for United States federal income tax purposes before you receive cash distributions from Merrill Lynch Capital Trust I. This treatment will apply as long as you own capital securities. For more information, see below under the caption “Certain United States Federal Income Tax Consequences—Interest Income and Original Issue Discount” in this prospectus supplement.

We will provide to the trust written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, and any such notice will be forwarded promptly by the trust to each holder of record of capital securities.

Payment of Distributions

Distributions on the capital securities will be payable to holders on the relevant record date. If the capital securities are issued in the form of global securities, as is expected, the record date for determining who will receive distributions on the capital securities will be the business day preceding the payment date for such distributions; otherwise the record date will be the fifteenth day preceding the payment date for such distributions. For more information on global securities, see “—Global Securities; Book-Entry Issue” below. Distributions payable on any capital securities that are not paid on the scheduled distribution date will cease to be payable to the person in whose name such capital securities are registered on the relevant record date, and such distribution will instead be payable to the person in whose name such capital securities are registered on a special record date set for this purpose.

Payments on the capital securities while they are in book-entry form will be made in immediately available funds to DTC, the depositary for the capital securities.

Redemption

As described further below under “Certain Terms of the ICONs—Redemption,” we may redeem the ICONs before their maturity:

•	at 100% of their principal amount plus accrued and unpaid interest

•	in whole or in part, on one or more occasions at any time on or after December 15, 2011, or

•	in whole at any time if certain changes occur in tax or investment company laws and regulations or in whole or in part at any time if a regulatory event occurs (these events, which we refer to as “Special Events,” are described in detail below under the caption “Certain Terms of the ICONs—Redemption —Redemption Upon a Special Event”); and

•	if other than in connection with a redemption described in the two preceding sub-bullets, at 100% of their principal amount plus accrued and unpaid interest plus any applicable “make-whole premium” (as defined under the caption “Certain Terms of the ICONs—Redemption—Make-Whole Premium”) in whole or in part on one or more occasions at any time before December 15, 2011.

Our ability to redeem the ICONs will be subject to obtaining any then required regulatory approval.

When we repay the ICONs, either at maturity (which will occur on December 15, 2066 unless we elect to extend the maturity date of the ICONs as described under “Certain Terms of the ICONs—Maturity; Extension of Maturity”) or upon early redemption (as discussed above), Merrill Lynch Capital Trust I will use the cash it receives from the repayment or redemption of the ICONs to redeem a corresponding amount of the capital securities and common securities. The redemption price for each capital security will be equal to the redemption price payable for each $25 principal amount of ICONs. This amount will equal the liquidation amount, $25 per capital security, plus accumulated but unpaid distributions on the capital securities to the redemption date unless a make-whole premium is payable in connection with the redemption. In this event, the redemption price per capital security will equal the liquidation amount, $25 per capital security, plus accumulated but unpaid distributions on the capital securities to the redemption date plus the applicable make-whole premium. For more information, see “Certain Terms of the ICONs—Redemption”.

Redemption Procedures

Merrill Lynch Capital Trust I will give you at least 30 days’ but not more than 60 days’ notice before any redemption of capital securities. To the extent funds are available for payment, Merrill Lynch Capital Trust I will irrevocably deposit with DTC sufficient funds to pay the redemption amount for the capital securities being redeemed. Merrill Lynch Capital Trust I also will give DTC irrevocable instructions and authority to pay the redemption amount to its participants. Any distribution to be paid on or before a redemption date for any capital securities called for redemption will be payable to the registered holders on the record date for the distribution.

Once notice of redemption is given and Merrill Lynch Capital Trust I irrevocably deposits the redemption amount, additional distributions on the capital securities will cease to accumulate from and after the redemption date. In addition, all rights of the holders of the capital securities called for redemption will cease, except for the right to receive distributions payable prior to the redemption date and the redemption amount.

If any redemption date is not a business day, the redemption amount will be payable on the next business day, without any interest or other payment in respect of any such delay.

If payment of the redemption amount for any capital securities called for redemption is not paid because the payment of the redemption price on the ICONs is not made, interest on the ICONs will continue to accrue from the originally scheduled redemption date to the actual date of payment, and, as a result, distributions on the capital securities will continue to accumulate.

In addition, we may and our affiliates may, at any time, purchase outstanding capital securities by tender, in the open market or by private agreement.

Optional Liquidation of Merrill Lynch Capital Trust I and Distribution of ICONs

We may dissolve Merrill Lynch Capital Trust I at any time, and after satisfying the creditors of Merrill Lynch Capital Trust I, may cause the ICONs to be distributed to the holders of the common securities and the capital securities on a proportionate basis. We may not dissolve Merrill Lynch Capital Trust I, however, unless we first receive an opinion of independent counsel that the distribution of the ICONs will not be taxable to the holders for United States federal income tax purposes. See below under the caption “Certain Terms of the ICONs—Distribution of the ICONs” in this prospectus supplement.

If we elect to dissolve Merrill Lynch Capital Trust I, thus causing the ICONs to be distributed to the holders of the common securities and the capital securities on a proportionate basis, we will continue to have the right to redeem the ICONs in certain circumstances as described above.

Subordination of Common Securities

Payment of distributions or any redemption or liquidation amounts by Merrill Lynch Capital Trust I regarding the capital securities and the common securities will be made proportionately based on the total liquidation amounts of the securities. However, if we are in default under the ICONs, Merrill Lynch Capital Trust I will make no payments on the common securities until all unpaid amounts on the capital securities have been provided for or paid in full.

Trust Enforcement Events

An event of default under the indenture constitutes an event of default under the amended and restated trust agreement. We refer to such an event as a “Trust Enforcement Event”. For more information on events of default under the indenture, see “Certain Terms of the ICONs—Events of Default and Acceleration” in this prospectus supplement. Upon the occurrence and continuance of a Trust Enforcement Event, the property trustee, as the sole holder of the ICONs, will have the right under the indenture to declare the principal amount of the ICONs due and payable. The amended and restated trust agreement does not provide for any other events of default.

If the property trustee fails to enforce its rights under the ICONs, any holder of capital securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the ICONs and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a Trust Enforcement Event is due to our failure to pay interest in full on the ICONs for a period of 30 days after the conclusion of a ten-year period following the commencement of any

Optional Deferral Period, then the registered holder of capital securities may institute a direct action on or after the due date directly against us for enforcement of payment to that holder of the principal of or interest on the ICONs having a principal amount equal to the total liquidation amount of that holder’s capital securities. In connection with such a direct action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the ICONs.

Pursuant to the amended and restated trust agreement, the holder of the common securities will be deemed to have waived any Trust Enforcement Event regarding the common securities until all Trust Enforcement Events regarding the capital securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events regarding the capital securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and only the holders of the capital securities will have the right to direct the enforcement actions of the property trustee.

Voting Rights

Holders of capital securities will have only limited voting rights. In particular, holders of capital securities may not elect or remove any trustee, except when there is a default under the ICONs. If such a default occurs, a majority in liquidation amount of the holders of the capital securities would be entitled to remove or appoint the property trustee and the Delaware trustee.

Remedies

So long as any ICONs are held by the property trustee, the holders of a majority of all outstanding capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any power conferred upon the property trustee under the amended and restated trust agreement, including the right to direct the property trustee, as holder of the ICONs to:

•	exercise the remedies available to it under the indenture as a holder of the ICONs, including the right to rescind or annul a declaration that the principal of all the ICONs will be due and payable;

•	consent to any amendment, modification or termination of the indenture, the ICONs or the guarantee or other applicable transaction document where consent is required; or

•	waive any past default that is waivable under the indenture.

However, where a consent or action under the indenture would require the consent or action of the holders of more than a majority of the total principal amount of ICONs affected by it, only the holders of that greater percentage of the capital securities may direct the property trustee to give the consent or to take such action.

If an event of default under the indenture has occurred and is continuing, the holders of 25% of the total liquidation amount of the capital securities may direct the property trustee to declare the principal and interest on the ICONs due and payable.

Meetings

Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote to be given to each holder of record of capital securities in the manner described in the amended and restated trust agreement.

No vote or consent of the holders of capital securities will be required for Merrill Lynch Capital Trust I to redeem and cancel its capital securities in accordance with the amended and restated trust agreement.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The trust may not merge with or into, consolidate, amalgamate, or be replaced by or transfer or lease all or substantially all of its properties and assets to any other entity (a “merger event”), except as described below. The trust may, at our request, with the consent of the administrative trustees and without your consent, merge with or into, consolidate, amalgamate or be replaced by another trust provided that:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust relating to the capital securities; or

•	substitutes for the capital securities other securities with terms substantially similar to the capital securities (successor securities) so long as the successor securities have the same rank as the capital securities for distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of the successor entity who has the same powers and duties as the property trustee of the trust as it relates to the ICONs;

•	the successor securities are listed or will be listed on the same national securities exchange or other organization that the capital securities are listed on;

•	the merger event does not cause the capital securities or successor securities to be downgraded by any national statistical rating organization;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the capital securities or successor securities in any material way;

•	the successor entity has a purpose substantially similar to that of the trust;

•	before the merger event, we have received an opinion of counsel stating that:

•	the merger event does not adversely affect the rights of the holders of the capital securities or any successor securities in any material way; and

•	following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act;

•	we own all of the common securities of the successor entity and guarantee the successor entity’s obligations under the successor securities in the same manner provided by the related guarantee; and

•	the trust and any successor entity must always be classified as a grantor trust for U.S. federal income tax purposes unless all of the holders of the capital securities approve otherwise.

Amendment of the Amended and Restated Trust Agreement

We and the property trustee and the administrative trustees may amend the amended and restated trust agreement without your consent for among other purposes:

•	to fix any ambiguity or inconsistency; or

•	to modify, eliminate or add provisions to the amended and restated trust agreement as shall be necessary to ensure that the trust shall at all times be classified as a grantor trust for U.S. federal income tax purposes.

We and the administrative trustees may amend the amended and restated trust agreement for any other reason as long as the holders of at least a majority in aggregate liquidation amount of the capital securities agree, and the trustees receive an opinion of counsel which states that the amendment will not affect the status of the trust as a grantor trust for U.S. federal income tax purposes, or its exemption from regulation as an investment company under the Investment Company Act, except to:

•	change the amount and/or timing or otherwise adversely affect the method of payment of any distribution or liquidation amount on the capital securities or common securities; or

•	restrict your right or the right of the common security holder to institute suit for enforcement of any distribution or liquidation amount on the capital securities or common securities.

The changes described in the two bullet points above require the approval of each holder of the capital securities affected.

Global Securities; Book-Entry Issue

Upon issuance, the capital securities will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a “depositary”), as depositary, registered in the name of Cede & Co., DTC’s partnership nominee. Unless and until it is exchanged in whole or in part for a debt security in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the capital securities represented by the global security for all purposes under the amended and restated trust agreement. Except as provided below, the beneficial owners of the capital securities represented by a global security will not be entitled to have the capital securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the capital securities in definitive form and will not be considered the owners or holders of the capital securities including for purposes of receiving any reports delivered by trust or the trustee under the amended and restated trust agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the amended and restated trust agreement. The trust understands that under existing industry practices, in the event that the trust requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the amended and restated trust agreement, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The following is based on information furnished by DTC:

DTC will act as securities depositary for the capital securities. The capital securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One or more fully registered capital securities will be issued for the capital securities in the aggregate liquidation amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the capital securities under DTC’s system must be made by or through direct participants, which will receive a credit for the capital securities on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the capital securities are to be made by entries on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all capital securities deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the capital securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the capital securities; DTC’s records reflect only the identity of the direct participants to whose accounts the capital securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the capital securities. Under its usual procedures, DTC mails an omnibus proxy to the trust as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the debt securities are credited on the record date.

Liquidation amount and distribution payments made in cash on the capital securities will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depositary’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the property trustee or the trust, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of liquidation amount and/or distributions to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the capital securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

If:

•	the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed within 60 days,

•	the trust executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

•	a Trust Enforcement Event has occurred and is continuing with respect to the capital securities,

the global securities will be exchangeable for capital securities in definitive form of like tenor and of an equal aggregate liquidation amount, in denominations of the principal amount per unit and integral multiples of the liquidation amount per unit. The definitive capital securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to the trust or the property trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, capital securities certificates are required to be printed and delivered.

The trust may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, capital securities certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that ML&Co. and the trust believe to be reliable, but neither ML&Co. nor the trust takes any responsibility for its accuracy.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only the duties that are specifically described in the amended and restated trust agreement and, after a Trust Enforcement Event which has not been cured or waived, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the amended and restated trust agreement at the request of any holder of capital securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred in connection with taking that action.

CERTAIN TERMS OF THE ICONS

We have summarized below certain terms of the ICONs. This summary is not a complete description of all of the terms and provisions of the ICONs. For more information, we refer you to the Junior Subordinated Indenture, to be dated as of December 14, 2006, which was filed as an exhibit to the registration statement of which the accompanying prospectus is a part, as supplemented from time to time, and the form of the ICONs, which we will file with the SEC.

The ICONs will be issued pursuant to an indenture between us and The Bank of New York as indenture trustee. The indenture provides for the issuance from time to time of debt securities, such as the ICONs, in an unlimited dollar amount and an unlimited number of series.

Interest Rate

The ICONs will bear interest at 6.45% per year during the period commencing on the initial issuance of the ICONs to but excluding the initial scheduled maturity date of the ICONs of December 15, 2066 or any earlier date of redemption for the ICONs. We refer to this period as the “fixed rate period.” Subject to our right to defer interest payments described below, during the fixed rate period interest is payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning March 15, 2007. If interest payments are deferred or otherwise not paid during the fixed rate period, they will accrue and compound until paid at the annual rate of 6.45%. The amount of interest payable for any accrual period during the fixed rate period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If we elect to extend the maturity date of the ICONs as described under “—Maturity; Extension of Maturity,” the ICONs will bear interest at the Three-Month LIBOR Rate plus 132.7 basis points (1.327%), reset quarterly, during the period commencing on and including December 15, 2066 to but excluding the date on which the ICONs mature or any earlier date of redemption of the ICONs. We refer to this period as the “floating rate period.” Subject to our right to defer interest payments as described below, during the floating rate period interest is payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning March 15, 2067. If interest payments are deferred or otherwise not paid during the floating rate period, they will accrue and compound until paid at the prevailing floating rate. The amount of interest payable for any accrual period during the floating rate period will be computed on the basis of a 360 day year and the actual number of days elapsed during the relevant period.

During the fixed rate period if an interest payment date or a redemption date of the ICONs falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date or the redemption date, as applicable. During the floating rate period, if any interest payment date, other than a redemption date or the maturity date of the ICONs, falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. Also during the floating rate period, if a redemption date or the maturity date of the ICONs falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the redemption date or the maturity date, as applicable.

A “business day” means any day other than a day on which banking institutions in The City of New York are authorized or required by law to close; provided that, during the floating rate period the day is also a London banking day. “London banking day” means a day on which commercial banks are open for business, including dealings in US dollars, in London.

The “Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions. On the LIBOR interest determination date, the calculation agent or its affiliate will determine the Three-Month LIBOR Rate which will be the rate for deposits in U.S. Dollars having a three-month maturity which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the LIBOR interest determination date. If no rate appears on Telerate Page 3750 on the LIBOR interest determination date, the calculation agent or its affiliate will request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. Dollars for the period of three months, commencing on the applicable interest payment date in the floating rate period, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR interest determination date by three major banks in New York City selected by the calculation agent or its affiliate for loans in U.S. Dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the calculation agent or its affiliate are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR interest determination date will be the rate in effect on that LIBOR interest determination date.

“Telerate Page 3750” means the display designated as “Telerate page 3750” on Moneyline Telerate, Inc. (or such other page as may replace “Telerate page 3750” on such service) or such other service displaying the London Inter-Bank offered rates of major banks, as may replace Moneyline Telerate, Inc.

“LIBOR interest determination date” means the second London banking day preceding each interest payment date in the floating rate period.

“Calculation agent” means The Bank of New York, or its successor appointed by us, acting as calculation agent.

The distribution provisions of the capital securities correspond to the interest payment provisions for the ICONs because the capital securities represent undivided beneficial ownership interests in the ICONs.

Maturity; Extension of Maturity

The ICONs do not have a sinking fund. This means that we are not required to make any principal payments prior to maturity.

The ICONs will mature on December 15, 2066 unless we elect to extend the maturity date as described in the following paragraph.

On each of December 15, 2016 and on December 15, 2026 (each, an “election date”), we may, at our sole option, elect to extend the maturity date of the ICONs for an additional ten years. If we make this election on both of the election dates, the ICONs will mature on December 15, 2086 and if we make this election on only one of the election dates, the ICONs will mature on December 15, 2076. We will provide irrevocable notice of any such election not less than 30 days, nor more than 60 days, prior to the applicable election date. We may make this election to extend the maturity date of the ICONs only if the following conditions are met at the time we provide irrevocable notice of any such election:

•	our senior unsecured indebtedness is rated at least Baa1 by Moody’s Investors Service, Inc. (“Moody’s”) or BBB+ by either of Standard & Poor’s Ratings Services, a division of McGraw Hill,

Inc. (“S&P”) or Fitch Ratings (“Fitch”) or, if any of Moody’s, S&P and Fitch (or their respective successors) is no longer in existence, the equivalent rating by any other nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act;

•	we are not deferring the payment of interest on the ICONs pursuant to an Optional Deferral Period and the trust is not in default in respect of any of its payment obligations with respect to the capital securities; and

•	we are not in default in respect of any of our outstanding indebtedness for money borrowed having an aggregate principal or face amount in excess of $100 million.

Ranking of the ICONs

Our payment obligations under the ICONs will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our Senior Indebtedness.

“Senior Indebtedness” means, with respect to ML&Co., (i) the principal, premium, if any, and interest in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by ML&Co., including without limitation all indebtedness (whether now or hereafter outstanding) issued under ML&Co.’s subordinated indenture, dated as of December 17, 1996, (ii) all capital lease obligations of ML&Co., (iii) all obligations of ML&Co. issued or assumed as the deferred purchase price of property, all conditional sale obligations of ML&Co, and all obligations of ML&Co. under any conditional sale or title retention agreement (but excluding trade accounts payable in the ordinary course of business), (iv) all obligations, contingent or otherwise, of ML&Co. in respect of any letters of credit, banker’s acceptances, security purchase facilities and similar credit transactions, (v) all obligations of ML&Co. in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, (vi) all obligations of the type referred to in clauses (i) through (v) of other persons for the payment of which ML&Co. is responsible or liable as obligor, guarantor or otherwise, and (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any lien on any property or asset of ML&Co. (whether or not such obligation is assumed by ML&Co.), except that Senior Indebtedness does not include obligations in respect of (1) any indebtedness issued under the indenture under which the ICONs are to be issued, (2) any guarantee entered into by ML&Co. in respect of any capital securities issued by any finance subsidiary trust similar to the trust, (3) any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, the ICONs and the issuance of which does not at the time of issuance prevent the ICONs from qualifying for tier 1 (or its equivalent for purposes of the capital adequacy guidelines of the applicable regulatory body or governmental authority) capital treatment (irrespective of any limits on the amount of ML&Co.’s tier 1 capital) under applicable capital adequacy guidelines, regulations, policies, published interpretations, or the concurrence or approval of the SEC or any other applicable regulatory body or governmental authority, or (4) trade accounts payable. Senior Indebtedness includes, without limitation, each respective series of debentures issued to Merrill Lynch Preferred Capital Trust I, Merrill Lynch Preferred Capital Trust II, Merrill Lynch Preferred Capital Trust III, Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Capital Trust V.

Upon any payment or distribution of assets to creditors upon our liquidation, dissolution, winding up, reorganization, whether voluntary or involuntary, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings, the holders of Senior Indebtedness will first be entitled to receive payment in full of the principal, premium, or interest due before the holders of ICONs or, so long as the ICONs are held by the trust, the property trustee, on behalf of holders of capital securities, will be entitled to receive any payment or distribution.

In the event of the acceleration of the maturity of any ICONs, the holders of all Senior Indebtedness outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due on the Senior Indebtedness (including any amounts due upon acceleration) before the holders of the ICONs.

No payment, by or on our behalf, of principal or interest on the ICONs shall be made if at the time of the payment, there exists:

•	a default in any payment on any Senior Indebtedness, or any other default under which the maturity of any Senior Indebtedness has been accelerated; and

•	any judicial proceeding relating to the defaults which shall be pending.

At September 29, 2006, our indebtedness and obligations, on an unconsolidated basis, to which the ICONs would rank subordinate exceeded $157 billion.

Because we are a holding company, our right and the rights of our creditors, including the holders of the ICONs, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize our claims as a creditor of our subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to us, are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies. At September 29, 2006, our subsidiaries’ had outstanding indebtedness and other obligations that exceeded $14 billion.

The capital securities, the ICONs and the guarantee do not limit our or our subsidiaries’ ability to incur additional debt or liabilities, including debt or other liabilities which would rank senior in priority of payment to the ICONs and the guarantee.

Redemption

Subject to obtaining any then required regulatory approval, we may redeem the ICONs before their maturity:

•	at 100% of their principal amount plus accrued and unpaid interest

•	in whole or in part, on one or more occasions at any time on or after December 15, 2011, or

•	in whole at any time if certain changes occur in tax or investment company laws and regulations or in whole or in part at any time if a regulatory event occurs (these events, which we refer to as “Special Events,” are described in detail below under the caption “—Redemption Upon a Special Event”); and

•	if other than in connection with a redemption described in the two preceding sub-bullets, at 100% of their principal amount plus accrued and unpaid interest plus any applicable “make-whole premium” in whole or in part on one or more occasions at any time before December 15, 2011.

If we redeem the ICONs or purchase capital securities on or before December 15, 2016, we intend to do so only to the extent that during the 180 days prior to the date of that redemption or purchase we have received proceeds from the sale to third party purchasers, other than a subsidiary of ML&Co., of securities that are as or more equity-like than the ICONs at the time of such redemption (“qualifying replacement securities”). However, if we make the first or both elections to extend the maturity date of the ICONs as described under “—Maturity; Extension of Maturity,” we will do so with the intention that if we redeem the ICONs or purchase capital securities within 10 years of any such election, we will do so only to the extent that during the 180 days prior to the date of such redemption, we have received proceeds from the sale of qualifying replacement securities.

General

When we repay the ICONs, either at maturity (which will occur on December 15, 2066 unless we elect to extend the maturity date of the ICONs as described under “—Maturity; Extension of Maturity”) or upon early redemption (as discussed above), Merrill Lynch Capital Trust I will use the cash it receives from the repayment or redemption of the ICONs to redeem a corresponding amount of the capital securities and common securities. The redemption price for the capital securities will be equal to the liquidation amount, $25 per capital security, plus accumulated but unpaid distributions on the capital securities to the redemption date plus, if applicable in connection with any redemption of the ICONs prior to December 15, 2011, any applicable make-whole premium.

If less than all of the capital securities and the common securities are redeemed, the total amount of the capital securities and the common securities to be redeemed will be allocated proportionately among the capital securities and common securities, unless an event of default under the ICONs or similar event has occurred, as described above under the caption “Certain Terms of the Capital Securities—Subordination of Common Securities”.

If we do not elect to redeem the ICONs, then the capital securities will remain outstanding until the repayment of the ICONs unless we liquidate Merrill Lynch Capital Trust I and distribute the ICONs to you. For more information, see “Certain Terms of the Capital Securities—Optional Liquidation of Merrill Lynch Capital Trust I and Distribution of ICONs” above.

Redemption Upon a Special Event

If a Special Event has occurred and is continuing, and we cannot cure that event by some reasonable action, then we may redeem the ICONs within 90 days following the occurrence of the Special Event. A “Special Event” means, for these purposes, the occurrence of a “Tax Event,” an “Investment Company Event” or a “Regulatory Event.” We summarize each of these events below.

A “Tax Event” means that either we or Merrill Lynch Capital Trust I will have received an opinion of counsel (which may be our counsel or counsel of an affiliate but not an employee and which must be reasonably acceptable to the property trustee) experienced in tax matters stating that, as a result of any:

•	amendment to, or change (including any announced prospective change) in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority affecting taxation that is enacted or becomes effective after the initial issuance of the capital securities; or

•	interpretation or application of the laws, enumerated in the preceding bullet point, or regulations by any court, governmental agency or regulatory authority that is announced after the initial issuance of the capital securities, there is more than an insubstantial risk that:

•	Merrill Lynch Capital Trust I is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax on interest received on the ICONs;

•	interest payable by us to Merrill Lynch Capital Trust I on the ICONs is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for United States federal income tax purposes; or

•	Merrill Lynch Capital Trust I is, or will be within 90 days of the date of the opinion of counsel, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

An “Investment Company Event” means the receipt by us and Merrill Lynch Capital Trust I of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any:

•	change in law or regulation; or

•	change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority,

there is more than an insubstantial risk that Merrill Lynch Capital Trust I is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the initial issuance of the capital securities.

A “Regulatory Event” means the determination by ML&Co., based on the opinion of counsel experienced in such matters, who may be an employee of ML&Co. or any of its affiliates, that as a result of:

•	any amendment to, clarification of or change (including any announced prospective change) in applicable laws or regulations or official interpretations thereof or policies with respect thereto; or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment, clarification, change, pronouncement or decision is effective or announced on or after the date of this prospectus supplement, there is more than an insubstantial risk that the capital securities will no longer constitute “tier 1” capital (or its equivalent for purposes of the capital adequacy guidelines of the applicable regulatory body or governmental authority) of ML&Co. or any holding company of which ML&Co. is a subsidiary for the purposes of the capital adequacy guidelines or policies of the SEC or any applicable regulatory body or governmental authority.

Make-Whole Premium

The amount of the make-whole premium with respect to any ICONs to be redeemed in accordance with the foregoing paragraph will be equal to the excess, if any, of:

(1) the sum of the present values, calculated as of the redemption date, of:

(a) each interest payment that, but for such redemption, would have been payable on the ICONs being redeemed on each interest payment date occurring during the period from the redemption date to December 15, 2011 (excluding any accrued interest for the period prior to the redemption date); and

(b) the principal amount of the ICONs to be redeemed, assuming that the ICONs were to be redeemed on December 15, 2011; over

(2) the principal amount of the ICONs being redeemed.

The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the Treasury Yield (as defined below) plus 25 basis points.

ML&Co. will appoint an investment banking institution of national standing, which we refer to as the “Investment Banker,” to calculate the make-whole premium. ML&Co. may designate Merrill Lynch, Pierce, Fenner & Smith Incorporated as the “Investment Banker.”

For purposes of determining the make-whole premium, “Treasury Yield” means a rate of interest per year equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to December 15, 2011 of the ICONs to be redeemed, calculated to the nearest 1/12th of a year (the “Remaining Term”). The Investment Banker will determine the Treasury Yield as of the third business day immediately preceding the applicable redemption date. The Investment Banker will determine the weekly average yields of United States Treasury Notes by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Investment Banker will calculate the Treasury Yield by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). The Independent Investment Banker will round any weekly average yields so calculated to the nearest 1/100th of 1%, and will round upward for any figure of 1/200th of 1% or above. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Independent Investment Banker will select comparable rates and calculate the Treasury Yield by reference to those rates.

Redemption Procedures

Notices of any redemption of the ICONs and the procedures for that redemption shall be the same as those described for the redemption of the capital securities under “Certain Terms of the Capital Securities—Redemption—Redemption Procedures” above. Notice of any redemption will be given at least 30 days but not more than 60 days before the redemption date to each holder of ICONs at its registered address.

Distribution of the ICONs

If the property trustee distributes the ICONs to the holders of the capital securities and the common securities upon the liquidation of Merrill Lynch Capital Trust I, we will cause the ICONs to be issued in denominations of $25 principal amount and integral multiples thereof. We anticipate that the ICONs would be distributed in the form of one or more global securities and that DTC would act as depositary for the ICONs. The depositary arrangements for the ICONs would be substantially the same as those in effect for the capital securities.

For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see “Certain Terms of the Capital Securities—Global Securities; Book-Entry Issue.”

Option to Defer Interest Payments

We can defer quarterly interest payments on the ICONs for one or more Optional Deferral Periods for up to 40 consecutive quarters, or 10 years, if no event of default that would permit acceleration of the ICONs has occurred and is continuing. A deferral of interest payments cannot extend, however, beyond the maturity date of the ICONs. During the Optional Deferral Period, interest will continue to accrue on the ICONs, compounded quarterly, and deferred interest payments will accrue additional interest at the annual interest rate then applicable to the ICONs to the extent permitted by applicable law. No interest will be due and payable on the ICONs until the end of the Optional Deferral Period except upon a redemption of the ICONs during a deferral period.

We may pay at any time all or any portion of the interest accrued to that point during an Optional Deferral Period. At the end of the Optional Deferral Period or on any redemption date, we will be obligated to pay all accrued and unpaid interest

Once we pay all accrued and unpaid deferred interest on the ICONs, we again can defer interest payments on the ICONs as described above, provided that a deferral period cannot extend beyond the maturity date of the ICONs. We may pay the accrued and unpaid interest at any time during an Optional Deferral Period.

Certain Limitations During a Deferral Period

During any deferral period, we will not and our subsidiaries will not be permitted to:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other ICONs or other junior subordinated debt) that rank equally with or junior in interest to the ICONs, other than pro rata payments of accrued and unpaid amounts on the ICONs and any other of our debt securities (including other ICONs or other junior subordinated debt) that rank equally with the ICONs; or

•	make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of ICONs) if the guarantee ranks equally with or junior in interest to the guarantee other than pro rata payments of accrued and unpaid amounts on the guarantee and any other of our guarantees of debt securities of our subsidiaries that rank equally with the guarantee.

However, at any time, including during a deferral period, we will be permitted to:

•	pay dividends or distributions on our capital stock in additional shares of our capital stock;

•	make payments under the guarantee of the capital securities and the common securities;

•	declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or repurchase such rights; and

•	purchase common stock for issuance pursuant to any employee benefit plans.

Notice

We will provide to Merrill Lynch Capital Trust I written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, and any such notice will be forwarded promptly by the trust to each holder of record of capital securities.

Events of Default and Acceleration

The indenture provides that any one or more of the following events with respect to the ICONs that has occurred and is continuing constitutes an event of default and acceleration:

•	default in the payment of interest, including compounded interest, in full on any ICONs for a period of 30 days after the conclusion of a ten-year period following the commencement of any Optional Deferral Period; or

•	some events of bankruptcy, insolvency and reorganization involving us.

If an event of default and acceleration under the indenture of the type described in the first bullet point above has occurred and is continuing, the indenture trustee or the holders of at least 25% in outstanding principal amount of the ICONs will have the right to declare the principal of, and accrued interest (including compounded interest) on, those securities to be due and payable immediately. If the indenture trustee or the holders of at least 25% of the outstanding principal amount of the ICONs fail to make that declaration, then the holders of at least 25% in total liquidation amount of the capital securities then outstanding will have the right to do so. If an event of default and acceleration under the indenture arising from events of bankruptcy, insolvency and reorganization involving us occurs, the principal of and accrued interest on the ICONs will automatically, and without any declaration or other action on the part of the indenture trustee or any holder of ICONs, become immediately due and payable. In case of any default that is not an event of default and acceleration, there is no right to declare the principal amount of the junior subordinated debt securities immediately payable.

In cases specified in the indenture, the holders of a majority in principal amount of the ICONs or the holders of at least a majority in aggregate liquidation amount of the capital securities may, on behalf of all holders of the ICONs, waive any default, except a default in the payment of principal or interest, or a default in the performance of a covenant or provision of the indenture which cannot be modified without the consent of each holder.

The holders of a majority of the aggregate outstanding principal amount of the ICONs have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee with respect to the ICONs.

Modification of Indenture

We may and the trustee may change the indenture without your consent for specified purposes, including:

•	to fix any ambiguity, defect or inconsistency, provided that the change does not materially adversely affect the interest of any holder of ICONs or, if the ICONs are held by the trust, the interests of a holder of any related capital securities; and

•	to qualify or maintain the qualification of the indenture under the Trust Indenture Act.

In addition, under the indenture, we and the trustee may modify the indenture to affect the rights of the holders of the ICONs, with the consent of the holders of a majority in principal amount of the outstanding ICONs that are affected. However, neither we nor the trustee may take the following actions without the consent of each holder of the ICONs affected:

•	change the maturity date of the ICONs (other than in connection with any election by us to extend the maturity of the ICONs in accordance with their terms), or reduce the principal amount, rate of interest, or extend the time of payment of interest;

•	reduce the percentage in principal amount of the ICONs necessary to modify the indenture;

•	modify some provisions of the indenture relating to modification or waiver, except to increase the required percentage; or

•	modify the provisions of the indenture relating to the subordination of the ICONs in a manner adverse to the holders.

Consolidation, Merger, Sale of Assets and Other Transactions

The indenture provides that we cannot consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, and no person will consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•	we are the continuing entity or the successor is organized under the laws of the United States or any state or the District of Columbia and expressly assumes all of our obligations under the indenture;

•	immediately after the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	certain other conditions specified in the indenture are met.

The general provisions of the indenture do not afford protection to the holders of the ICONs in the event of a highly leveraged or other transaction involving us that may adversely affect the holders.

Satisfaction and Discharge

The indenture provides that when all ICONs not previously delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable within one year, and

•	we deposit with the trustee money sufficient to pay and discharge the entire indebtedness on the ICONs;

•	we deliver to the trustee officers’ certificates and opinions of counsel; and

•	we comply with some other requirements under the indenture,

the indenture will cease to be of further effect and we will be considered to have satisfied and discharged the indenture.

Agreement by Purchasers of Certain Tax Treatment

Each purchaser of capital securities or a beneficial interest therein agrees to treat the trust as a grantor trust and itself as the owner of an undivided beneficial interest in the ICONs, and to treat the ICONs as indebtedness for all United States federal, state and local tax purposes. We intend to treat the trust and the ICONs in the same manner.

Miscellaneous

Under the indenture, we will pay most of the costs, expenses or liabilities of Merrill Lynch Capital Trust I, other than obligations of Merrill Lynch Capital Trust I under the terms of the capital securities or other similar interests or with respect to the common securities.

CERTAIN TERMS OF THE GUARANTEE

We have summarized below certain terms of the guarantee. This summary is not a complete description of all of the terms and provisions of the guarantee. For more information, we refer you to the form of guarantee which was filed as an exhibit to the registration statement of which the accompanying prospectus is a part.

General

We will execute a guarantee, for your benefit at the same time that the trust issues the capital securities. The guarantee trustee will hold the guarantee for your benefit. The guarantee will be qualified as an indenture under the Trust Indenture Act. The form of guarantee has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part.

This section summarizes the material terms and provisions of the guarantee. Because this is only a summary, it does not contain all of the details found in the full text of the guarantee. If you would like additional information you should read the form of guarantee agreement.

We will irrevocably agree to pay to you in full the guarantee payments as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert other than the defense of payment. The following payments, to the extent not paid by a trust, will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that the trust has applicable funds available to make the payment;

•	the redemption price and all accrued and unpaid distributions to the date of redemption on the capital securities called for redemption, to the extent that the trust has funds available to make the payment; or

•	in the event of a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with a distribution of corresponding ICONs to you or the redemption of all the related capital securities), the lesser of:

•	the aggregate of the liquidation amount for each capital security plus all accrued and unpaid distributions on the capital securities to the date of payment; and

•	the amount of assets of the trust remaining available for distribution to you.

We can satisfy our obligation to make a guarantee payment by direct payment to you of the required amounts or by causing the trust to pay those amounts to the holders.

The guarantee will be an irrevocable guarantee on a subordinated basis of the trust’s obligations under the capital securities, but will apply only to the extent that the trust has funds sufficient to make the payments, and is not a guarantee of collection.

No single document executed by us that is related to the issuance of the capital securities will provide for its full, irrevocable and unconditional guarantee of the capital securities. It is only the combined operation of the guarantee, the amended and restated trust agreement, the indenture and the expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under its capital securities.

Status of the Guarantee

Our payment obligations under the guarantee

•

will be subordinate and junior in right of payment to all of our other current and future liabilities, including, without limitation, the ICONs and each respective series of debentures issued to Merrill Lynch

Preferred Capital Trust I, Merrill Lynch Preferred Capital Trust II, Merrill Lynch Preferred Capital Trust III, Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Capital Trust V, and

•	will rank equally with the most senior preferred stock, if any, issued from time to time by us and with similar guarantees issued by us with respect to finance subsidiaries similar to the trust, including our guarantees issued with respect to Merrill Lynch Preferred Capital Trust I, Merrill Lynch Preferred Capital Trust II, Merrill Lynch Preferred Capital Trust III, Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Capital Trust V.

The guarantee will constitute a guarantee of payment and not of collection (in other words you may sue us, or seek other remedies, to enforce your rights under the guarantee without first suing any other person or entity). Each guarantee will be held for your benefit. Each guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not previously paid by the trust or upon distribution to you of the corresponding ICONs. None of the guarantees places a limitation on the amount of additional liabilities that we may incur. We expect to incur from time to time additional liabilities to which the guarantee would rank subordinate.

Amendments and Assignment

Except regarding any changes which do not adversely affect your rights in any material respect (in which case your consent will not be required), the guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding capital securities. A description of the manner in which approval may be obtained is described under “Certain Terms of the Capital Securities—Remedies.” All guarantees and agreements contained in the guarantee will be binding on our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the capital securities then outstanding.

Events of Default

An event of default under the guarantee will occur if we fail to make any of our required payments or perform our obligations under the guarantee. The holders of at least a majority in aggregate liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the guarantee.

You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information About the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of an event of default by us in the performance of the guarantee, will only perform the duties that are specifically described in the guarantee. After an event of default under the guarantee, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in the guarantee at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of Capital Securities Guarantees

The guarantee will terminate once the related capital securities are paid in full or upon distribution of the ICONs to you. The guarantee will continue to be effective or will be reinstated if at any time you are required to restore payment of any sums paid under the capital securities or the guarantee.

RELATIONSHIP AMONG THE CAPITAL SECURITIES,

THE ICONS AND THE GUARANTEE

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the capital securities are irrevocably guaranteed by us, to the extent Merrill Lynch Capital Trust I has funds available for the payment of such distributions, as described under “Certain Terms of the Guarantee.” The guarantee will be unsecured and will rank junior and be subordinated in right of payment to all of our other liabilities. See “Certain Terms of the Guarantees—Status of the Guarantee” in this prospectus supplement.

If we do not make payments under the ICONs, Merrill Lynch Capital Trust I will not have sufficient funds to pay distributions or other amounts due on the capital securities. The guarantee does not cover payment of distributions when Merrill Lynch Capital Trust I does not have sufficient funds to pay such distributions. In that event, a holder of capital securities may institute a legal proceeding directly against us to enforce payment of the ICONs to such holder in accordance with their terms, including our right to defer interest payments.

Taken together, our obligations under the amended and restated trust agreement, the ICONs, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the capital securities.

Sufficiency of Payments

As long as payments of interest, principal and other payments are made when due on the ICONs, those payments will be sufficient to cover distributions and other payments due on the capital securities because of the following factors:

•	the total principal amount of the ICONs will be equal to the sum of the total stated liquidation amount of the capital securities and the common securities;

•	the interest rate and payment dates on the ICONs will match the distribution rate and payment dates for the capital securities;

•	as borrower, we will pay, and Merrill Lynch Capital Trust I will not be obligated to pay, all costs, expenses and liabilities of Merrill Lynch Capital Trust I except Merrill Lynch Capital Trust I’s obligations under the capital securities and common securities; and

•	the amended and restated trust agreement further provides that Merrill Lynch Capital Trust I will engage only in activity that is consistent with the limited purposes of Merrill Lynch Capital Trust I.

We have the right to set-off any payment we are otherwise required to make under the indenture with and to the extent we make a related payment under the guarantee.

Enforcement Rights of Holders of Capital Securities

If a Trust Enforcement Event occurs, the holders of capital securities would rely on the enforcement by the property trustee of its rights as registered holder of the ICONs against us. In addition, the holders of a majority in liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the amended and restated trust agreement, including the right to direct the property trustee to exercise the remedies available to it as the holder of the ICONs.

If the property trustee fails to enforce its rights under the ICONs, any holder of capital securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the ICONs and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a Trust Enforcement Event is due to our failure to pay interest in full on the ICONs for a period of 30 days after the conclusion of a ten-year period following the commencement of any Optional Deferral Period, then the registered holder of capital securities may institute a direct action on or after the due date directly against us for enforcement of payment to that holder of the principal of or interest on the ICONs having a principal amount equal to the total liquidation amount of that holder’s capital securities. In connection with such a direct action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the ICONs.

Limited Purpose of Trust

The capital securities evidence undivided beneficial ownership interests in the assets of Merrill Lynch Capital Trust I, and Merrill Lynch Capital Trust I exists for the sole purpose of issuing the common securities and capital securities as described in this prospectus supplement. A principal difference between the rights of a holder of capital securities and a holder of ICONs is that a holder of ICONs is entitled to receive from us the principal of and interest accrued on ICONs held, while a holder of capital securities is entitled to receive distributions to the extent Merrill Lynch Capital Trust I has funds available for the payment of such distributions.

Rights Upon Termination

Upon any dissolution, winding-up or liquidation of Merrill Lynch Capital Trust I involving the liquidation of the ICONs, the holders of the capital securities will be entitled to receive, out of assets held by Merrill Lynch Capital Trust I, subject to the rights of any creditors of Merrill Lynch Capital Trust I, the liquidation distribution in cash. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the ICONs, would be our subordinated creditor, subordinated in right of payment to all Senior Indebtedness as described in the indenture, but entitled, except as described below, to receive payment in full of principal and interest before any of our stockholders receive payments or distributions. Because we are the guarantor under the guarantee and, under the indenture, as borrower, we have agreed to pay for all costs, expenses and liabilities of Merrill Lynch Capital Trust I (other than Merrill Lynch Capital Trust I’s obligations to the holders of the capital securities or the common securities), the positions of a holder of capital securities and a holder of the ICONs relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy would be substantially the same.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the capital securities. It applies to you only if you acquire capital securities upon their initial issuance at their original offering price and you hold your capital securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns the capital securities as a position in a hedging transaction;

•	a person that owns the capital securities as part of a straddle, conversion transaction or other integrated transaction for tax purposes; or

•	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the capital securities, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the capital securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the capital securities.

The ICONs are novel financial instruments, and there is no clear authority addressing their United States federal income tax treatment. We have not sought any rulings concerning the treatment of the ICONs, and the opinion of our tax counsel is not binding on the Internal Revenue Service (the “IRS”). Investors should consult their tax advisors in determining the specific tax consequences and risks to them of purchasing, holding and disposing of the capital securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws to them.

Classification of the ICONs

In connection with the issuance of the ICONs, Sidley Austin LLP, special tax counsel to us and to the trust, will render its opinion to us and the trust generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts, assumptions and analysis contained in that opinion, as well as representations we made, the ICONs held by the trust will be respected as indebtedness of ours for United States federal income tax purposes (although there is no clear authority on point). The remainder of this discussion assumes that the ICONs will not be recharacterized as other than indebtedness of ours for United States federal income tax purposes.

Classification of Merrill Lynch Capital Trust I

In connection with the issuance of the trust securities, Sidley Austin LLP will render its opinion to us and to the trust generally to the effect that, under then current law and assuming full compliance with the terms of the declaration, the indenture and other relevant documents, and based on the facts and assumptions contained in that opinion, the trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of trust securities generally will be considered the owner of an undivided interest in the ICONs. Each holder will be required to include in its gross income all interest or original issue discount (“OID”) and any gain recognized relating to its allocable share of those ICONs.

United States Holders

This subsection describes the tax consequences to a “United States Holder”. You are a United States Holder if you are a beneficial owner of a capital security and you are for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (2) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

As used in this summary, the term “non-United States Holder” means a beneficial owner that is not a United States Holder. If you are a non-United States Holder, this subsection does not apply to you and you should refer to “—Non-United States Holders” below.

Interest Income and Original Issue Discount

Under applicable Treasury Regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. We believe that the likelihood of our exercising our option to defer payments is remote within the meaning of the regulations. Based on the foregoing, we believe that the ICONs will not be considered to be issued with OID at the time of their original issuance. Accordingly, each holder of capital securities should include in gross income that holder’s allocable share of interest on the ICONs in accordance with that holder’s method of tax accounting.

Under the applicable Treasury Regulations, if the option to defer any payment of interest were determined not to be “remote,” or if we exercised that option, the ICONs would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be. If the ICONs were deemed to be issued with OID at the time of issuance, a holder would be required to accrue interest income on an economic accrual basis before the receipt of cash attributable to that income. If the ICONs were treated as issued with OID at the time of the exercise of the option, the manner in which OID would accrue is unclear. In particular, it is not clear whether the OID would accrue based on an economic accrual or based on the principles of the regulations relating to contingent payment debt instruments.

No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term “remote” as used in the applicable Treasury Regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Because income on the capital securities will constitute interest or OID, distribution on the capital securities will not qualify as “qualified dividend income” (taxable at preferential rates) and corporate holders of capital securities will not be entitled to a dividends-received deduction relating to any income recognized relating to the capital securities.

Receipt of ICONs or Cash Upon Liquidation of the Trust

Under the circumstances described in this prospectus supplement, ICONs may be distributed to holders in exchange for trust securities upon the liquidation of the trust. Under current law, that distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each United States Holder, and each United States Holder would receive an aggregate tax basis in the ICONs equal to that holder’s aggregate tax basis in its capital securities. A United States Holder’s holding period in the ICONs received in liquidation of the trust would include the period during which the capital securities were held by that holder. We describe the circumstances that may lead to distribution of the ICONs under “Certain Terms of the Capital Securities—Optional Liquidation of Merrill Lynch Capital Trust I and Distribution of ICONs”.

Under the circumstances described in this prospectus supplement, the ICONs may be redeemed by us for cash and the proceeds of that redemption distributed by the trust to holders in redemption of their capital securities. Under current law, that redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed capital securities. Accordingly, a United States Holder would recognize gain or loss as if it had sold those redeemed capital securities for cash. See “—Sales of Capital Securities” and “Certain Terms of the Capital Securities—Redemption”.

Sales of Capital Securities

A United States Holder that sells capital securities will be considered to have disposed of all or part of its ratable share of the ICONs. That United States Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the capital securities and the amount realized on the sale of those capital securities. Assuming that we do not exercise our option to defer payments of interest on the ICONs and that the ICONs are not deemed to be issued with OID, a United States Holder’s adjusted tax basis in the capital securities generally will be its initial purchase price. If the ICONs are deemed to be issued with OID, a United States Holder’s tax basis in the capital securities generally will be its initial purchase price, increased by OID previously includible in that United States Holder’s gross income to the date of disposition and decreased by distributions or other payments received on the capital securities since and including the date that the ICONs were deemed to be issued with OID. That gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to that United States Holder’s ratable share of the ICONs required to be included in income, and generally will be long-term capital gain or loss if the capital securities have been held for more than one year.

Should we exercise our option to defer payment of interest on the ICONs, the capital securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying ICONs. In the event of that deferral, a United States Holder who disposes of its capital securities between record dates for payments of distributions will be required to include in income as ordinary income accrued and unpaid interest on the ICONs to the date of disposition and to add that amount to its adjusted tax basis in its ratable share of the underlying ICONs deemed disposed of. To the extent the selling price is less than the holder’s adjusted tax basis, that holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

Extension of Maturity

If we elect to extend the maturity date of the ICONs, as more fully described in this prospectus supplement, such an election will not constitute a taxable event. Accordingly, if we elect to extend the maturity date of the ICONs, as more fully described in this prospectus supplement, a United States Holder will not be required to recognize taxable gain or loss for United States federal income tax purposes.

Information Reporting and Backup Withholding

Generally, income on the capital securities will be subject to information reporting. In addition, United States Holders may be subject to a backup withholding tax at the applicable statutory rate (currently 28%) on those payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of the capital securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Assuming that the ICONs will be respected as indebtedness of ours for United States federal income tax purposes, under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment on a capital security to a non-United States Holder under the “Portfolio Interest Exemption,” provided that:

•	that payment is not effectively connected with the holder’s conduct of a trade or business in the United States;

•	the non-United States Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-United States Holder is not a “controlled foreign corporation” that is related directly or constructively to us through stock ownership; and

•	the non-United States Holder satisfies the statement requirement by providing to the withholding agent, in accordance with specified procedures, a statement to the effect that that holder is not a United States person (generally through the provision of a properly executed Form W-8BEN).

If a non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the capital securities (including payments in respect of OID, if any, on the capital securities) made to a non-United States Holder should be subject to a 30 percent United States federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the capital security is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a non-United States Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States Holder maintains a permanent establishment within the United States) and the interest on the capital securities is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), that non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that non-United States Holder were a United States Holder. In addition, a non-United States Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, those lower rates as provided) branch profits tax.

If, contrary to the opinion of our tax counsel, ICONs held by the trust were recharacterized as equity of ours for United States federal income tax purposes, payments on the ICONs would generally be subject to United States withholding tax imposed at a rate of 30 percent or such lower rate as might be provided for by an applicable income tax treaty.

Any gain realized on the disposition of a capital security generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on a capital security to a non-United States Holder, or to proceeds from the disposition of a capital security by a non-United States Holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if a capital security is not held through a qualified intermediary, the amount of payments made on that capital security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ERISA CONSIDERATIONS

Each fiduciary of an employee benefit plan subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement arrangement or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s investment in such entity (each of which we refer to as a “Plan”) should consider the fiduciary responsibility and prohibited transaction provisions of ERISA, applicable Similar Laws and Section 4975 of the Code in the context of the Plan’s particular circumstances before authorizing an investment in the capital securities. Accordingly, such a fiduciary should consider, among other factors, that each Plan investing in the capital securities will be deemed to have represented that the Plan’s purchase of the capital securities is covered by one or more prohibited transaction exemptions. Plan fiduciaries should also consider whether the Plan’s investment in the capital securities would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing their Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code (“Covered Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) regarding such Covered Plan. A violation of these “prohibited transaction” rules may result in an excise tax, penalty or other liabilities under ERISA and/or Section 4975 of the Code for such persons or, in the case of an individual retirement account, the occurrence of a prohibited transaction involving the individual who established the individual retirement account, or his or her beneficiaries, would cause the individual retirement account to lose its tax-exempt status, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code.

ERISA and the Code do not define “plan assets”. However, regulations (the “Plan Assets Regulations”) promulgated under ERISA by the DOL generally provide that when a Covered Plan subject to Title I of ERISA or Section 4975 of the Code acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the Covered Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the Plan Assets Regulations. Merrill Lynch Capital Trust I is not expected to qualify as an operating company and will not be an investment company registered under the Investment Company Act. For purposes of the Plan Assets Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate less than 25% of the value of any class of such entity’s equity, excluding equity interests held by persons (other than a benefit plan investor) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. The Pension Protection Act of 2006 (“Pension Protection Act”) changes the definition of “benefit plan investors”. For purposes of this 25% test (the “Benefit Plan Investor Test”), as modified by The Pension Protection Act, “benefit plan investors” include all Covered Plans, including “Keogh” plans and individual retirement accounts, as well as any entity whose underlying assets are deemed to include plan assets of such Covered Plans (e.g., an entity of which 25% or more of the value of any class of equity interests is held by Covered Plans and which does not satisfy another exception under the Plan Assets Regulations). In accordance with the Pension Protection Act, governmental plans and pension plans (not subject to ERISA or Section 4975 of the Code) maintained by foreign corporations are not considered benefit plan investors. No assurance can be given that the value of the capital securities held by “benefit plan investors” will be less than 25% of the total value of such capital securities at the completion of the initial offering of the capital securities or thereafter, and no monitoring or other measures will be taken regarding the satisfaction of the conditions to this exception. All of the common securities will be purchased and held by ML&Co.

For purposes of the Plan Assets Regulations, a “publicly-offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held”, and (c)(i) sold to the ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and such class of securities is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act (the “Registration Requirement”). It is anticipated that the capital securities will be offered in a manner which satisfies the Registration Requirement. The Plan Assets Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. It is anticipated that the capital securities will be “widely held” within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard. The Plan Assets Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Assets Regulations further provide that when a security is part of an offering in which the minimum investment in US $10,000 or less, certain restrictions described in the Plan Assets Regulations ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable”. It is anticipated that the capital securities will be “freely transferable” within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard.

As indicated above, there can be no assurance that any of the exceptions set forth in the Plan Assets Regulations will apply to the capital securities, and, as a result, under the terms of the Plan Assets Regulations, an investing ERISA Plan’s assets could be considered to include an undivided interest in the assets held by Merrill Lynch Capital Trust I (including the ICONs).

If the assets of Merrill Lynch Capital Trust I were to be deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by Merrill Lynch Capital Trust I, and (ii) the possibility that certain transactions in which Merrill Lynch Capital Trust I might seek to engage could constitute “prohibited transactions” under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, any fiduciary that has engaged in the prohibited transaction could be required (i) to restore to the ERISA Plan any profit realized on the transaction and (ii) to reimburse the ERISA Plan for any losses suffered by the ERISA Plan as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Plan fiduciaries who decide to invest in Merrill Lynch Capital Trust I could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in Merrill Lynch Capital Trust I or as co-fiduciaries for actions taken by or on behalf of Merrill Lynch Capital Trust I. With respect to an individual retirement account (“IRA”) that invests in Merrill Lynch Capital Trust I, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.

Regardless of whether the assets of Merrill Lynch Capital Trust I are deemed to be “plan assets” of ERISA Plans investing in Merrill Lynch Capital Trust I, as discussed above, the acquisition and holding of the capital securities with “plan assets” of an ERISA Plan could itself result in a prohibited transaction. The DOL has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase and/or holding of the capital securities by a Plan. These class exemptions are:

•	PTCE 96-23 (for certain transactions determined by “in-house asset managers”);

•	PTCE 95-60, as clarified by PTCE 2002-13 (for certain transactions involving insurance company general accounts);

•	PTCE 91-38, as clarified by PTCE 2002-13 (for certain transactions involving bank collective investment funds);

•	PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

•	PTCE 84-14, as clarified by PTCE 2002-13 (for certain transactions determined by independent “qualified professional asset managers”).

Such class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with an ERISA Plan’s investment in the capital securities.

Any insurance company considering the use of its general account assets to purchase capital securities should consult with its counsel concerning matters affecting its purchase decision.

Because of ERISA’s prohibitions and those of Section 4975 of the Code, discussed above and the potential application of Similar Laws to Plans not subject to Title I of ERISA or Section 4975 of the Code (a “Non-ERISA Plan”), the capital securities, or any interest therein, should not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase and holding is covered by the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable administrative or statutory class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction). Accordingly, each purchaser or holder of the capital securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either:

•	it is not a Plan and no part of the assets to be used by it to purchase and/or hold such capital securities or any interest therein constitutes “plan assets” of any Plan; or

•	it is itself a Plan, or is purchasing or holding the capital securities or an interest therein on behalf of or with “plan assets” of one or more Plans, and each such purchase and holding of such securities either (i) satisfies the requirements of, and is entitled to full exemptive relief under, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable administrative or statutory class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction) or (ii) will not result in a prohibited transaction under ERISA or the Code or its equivalent under applicable Similar Laws.

Although, as noted above, governmental plans and certain other plans are not subject to ERISA, including the prohibited transaction provisions thereof, or of Section 4975 of the Code, Similar Laws governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and Section 4975 of the Code discussed above. Similarly, fiduciaries of other plans not subject to ERISA may be subject to other legal restrictions under applicable Similar Laws. Accordingly, fiduciaries of governmental plans or other plans not subject to ERISA, in consultation with their advisors, should consider the impact of their respective Similar Laws on their investment in capital securities, and the considerations discussed above, to the extent applicable.

The foregoing discussion is general in nature and is not intended to be inclusive. Consequently, and due to the complexity of the fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the capital securities on behalf of or with “plan assets” of any Plan consult with their counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether any exemption would be applicable and determine on their own whether all conditions of such exemption or exemptions have been satisfied such that the acquisition and holding of capital securities by the purchaser Plan are entitled to full exemptive relief thereunder.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters set forth below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter has agreed to purchase, and we have agreed to sell to that underwriter, the respective number of capital securities set forth opposite the underwriter’s name below.

Underwriter	Number of Capital Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated	6,195,000
Citigroup Global Markets Inc.	6,185,000
Morgan Stanley & Co. Incorporated	6,185,000
UBS Securities LLC	6,185,000
Wachovia Capital Markets, LLC	6,185,000
Barclays Capital Inc.	400,000
Countrywide Securities Corporation	400,000
Deutsche Bank Securities Inc.	400,000
Fifth Third Securities, Inc.	400,000
Greenwich Capital Markets, Inc.	400,000
HSBC Securities (USA) Inc.	400,000
ING Financial Markets LLC	400,000
Jefferies & Company, Inc.	400,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	400,000
Mellon Financial Markets, LLC	400,000
Morgan Keegan & Company, Inc.	400,000
NatCity Investments, Inc.	400,000
Santander Investment Securities Inc.	400,000
SunTrust Capital Markets, Inc.	400,000
U.S. Bancorp Investments, Inc.	400,000
Wells Fargo Securities, LLC	400,000
Zions Direct, Inc.	400,000
Goldman, Sachs & Co.	165,000
H&R Block Financial Advisors, Inc.	165,000
Lehman Brothers Inc.	165,000
J.P. Morgan Securities Inc.	165,000
Oppenheimer & Co. Inc.	165,000
Piper Jaffray & Co.	165,000
RBC Dain Rauscher Inc.	165,000
Raymond James & Associates, Inc.	165,000
Charles Schwab & Co., Inc.	165,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	65,000
Robert W. Baird & Co. Incorporated	65,000
Castleoak Securities, LP	65,000
D.A. Davidson & Co.	65,000
Davenport & Company LLC	65,000
Doley Securities, LLC	65,000
Ferris, Baker Watts, Incorporated	65,000
Fixed Income Securities, LP	65,000
J.J.B. Hilliard, W.L. Lyons, Inc.	65,000
Janney Montgomery Scott LLC	65,000
Vining-Sparks IBG, Limited Partnership	65,000
B.C. Ziegler and Company	65,000

Total	40,000,000

We have granted the underwriters a right to request from us the opportunity to purchase up to additional 6,000,000 capital securities at the public offering price less the underwriting commission of $.7875 per capital security. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments.

The underwriting agreement provides that the obligations of the underwriters to purchase the capital securities included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all capital securities if they purchase any of the capital securities.

The underwriters propose to offer some of the capital securities directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the capital securities to dealers at the public offering price less a concession not to exceed $.50 per capital security ($.30 per capital security for sales to certain institutions). The underwriters may allow, and dealers may reallow, a discount not to exceed $.45 per capital security on sales to other dealers ($.20 per capital security for sales to certain institutions). After the initial offering of the capital securities to the public, the representative may change the public offering price, concession and discount.

The following table shows the underwriting commissions that we are to pay to the underwriters in connection with this offering.

Paid by ML&Co.
Per capital security(1)	$.7875
(1)	We will pay the underwriters a commission of $.50 per capital security for sales to certain institutions. As a result of such sales, the total underwriting commission will decrease, and the total proceeds to us will increase, by $710,700.

Prior to this offering, there has been no public market for the capital securities. We will apply to list the capital securities on the New York Stock Exchange under the symbol “MER PrK”. Trading of the capital securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the capital securities. In order to meet one of the requirements for listing the capital securities on the New York Stock Exchange, the underwriters have undertaken to sell the capital securities to a minimum of 400 beneficial owners. The representative has advised us that it intends to make a market in the capital securities prior to the commencement of trading on the New York Stock Exchange, but it is not obligated to do so, and may discontinue market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for the capital securities.

In connection with this offering, the underwriters are permitted to engage in transactions that stabilize the market price of the capital securities. Such transactions consist of bids or purchases to peg, fix or maintain the price of the capital securities. If the underwriters create a short position in the capital securities in connection with this offering, i.e., if they sells more capital securities than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing capital securities in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of a security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the capital securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in those transactions or that those transactions, once commenced will not be discontinued without notice.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

We expect to deliver the capital securities against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the capital securities on the date of this prospectus supplement or the next succeeding two business days, it will be required, by virtue of the fact that the capital securities initially will settle on the fifth business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Because MLPF&S, one of the underwriters in the offering, is an affiliate of ML&Co. and a member of the National Association of Securities Dealers, Inc., the offering of the capital securities will be conducted pursuant to the applicable sections of Rule 2810 of the Conduct Rules of the NASD. The underwriters may not confirm sales to any discretionary account without the prior specific written approval of the customer.

Merrill Lynch Capital Trust I and we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make because of any of those liabilities.

VALIDITY OF SECURITIES

The validity of the capital securities and certain matters of Delaware law relating to Merrill Lynch Capital Trust I will be passed upon for Merrill Lynch & Co., Inc. and Merrill Lynch Capital Trust I by Morris, Nichols, Arsht & Tunnell LLP, Wilmington, Delaware. The validity of the ICONs and the guarantees will be passed upon for Merrill Lynch & Co., Inc. and Merrill Lynch Capital Trust I by Sidley Austin LLP, New York, New York. The validity of the ICONs and the guarantees will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP have from time to time rendered certain legal services to ML&Co. and certain of its subsidiaries.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim condensed consolidated financial information for the three-month periods ended March 31, 2006 and April 1, 2005, the three-month and six-month periods ended June 30, 2006 and July 1, 2005 and the three-month and nine-month periods ended September 29, 2006 and September 30, 2005 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for reviews of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 29, 2006 and incorporated by reference herein, they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim condensed consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

40,000,000 Trust Preferred Securities

Merrill Lynch Capital Trust I

fully and unconditionally guaranteed

to the extent set forth herein by

Merrill Lynch & Co., Inc.

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Citigroup

Morgan Stanley

UBS Investment Bank

Wachovia Securities

Barclays Capital

Countrywide

Deutsche Bank Securities

Fifth Third Securities, Inc.

HSBC

ING Financial Markets

Jefferies & Co.

KeyBanc Capital Markets

Mellon Financial Markets, LLC

Morgan Keegan & Company, Inc.

National City Capital Markets

RBS Greenwich Capital

Santander Investment

SunTrust Robinson Humphrey

U.S. Bancorp Investments, Inc.

Wells Fargo Securities

Zions Direct, Inc.

December 7, 2006